Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Adams Street Private Equity Navigator Fund LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Shares of Limited Liability Company Interests	457(o)	(1)	(1)	$1,000,000,000(2)	0.00015310	$153,100.00

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—		—	—	—	—	—	—

	Total Offering Amounts					$1,000,000,000		$153,100.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$153,100.00

(1)	This registration statement relates to the aggregate offering of $1,000,000,000 of shares of limited liability company interests of the Fund.
(2)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee.